MAYOR DAY CALDWELL & KEETON, L.L.P.
700 LOUISIANA, SUITE 1900
HOUSTON, TEXAS 77002-2778


February 23, 1996

Mr. James D. Noteware
President
Sam Houston Race Park, Ltd.
5847 San Felipe, Suite 2600
Houston, Texas 77057

         Re:     Legislative Matters

Dear Jim:

Pursuant to our discussions, this letter sets forth the terms of our engagement by Sam Houston Race Park, Ltd. (the "Race Park") to coordinate its legal, political and legislative efforts relating to gaming and other matters which might impact the Race Park. The scope of our engagement is as follows:

         1. Undertake to coordinate the efforts of the various people, groups, lobbyists, consultants, organizations and others who will be working on this project;

         2. Communicate and coordinate with representatives of (i) other horse tracks, (ii) dog tracks, (iii) horsemen's associations and (iv) any others who would be potential allies in our efforts;

         3. Oversee the efforts of the Austin lobbyists and the team assembled to assist with their efforts;

         4. Communicate and coordinate with key members of the Legislature, particularly the members of the Harris County delegation;

         5.      Interact regularly with your in-house counsel and others to
(i) stay abreast of any potential legislation which could affect the Race Park's goals, and (ii) assist in drafting specific pieces of legislation;

         6. Communicate and coordinate with representatives of the City of Houston and the Harris County Commissioner's Court, regarding their efforts on these issues;

         7. Monitor broad political developments in Texas as they relate to these issues, and maximize the efforts of the Race Park in the context of such developments; and


         8. Determine when and where to utilize your personal time and that of other officers or directors of the Race Park, in order to maximize everyone's effectiveness.

We will undertake such representation for a fee of $10,000 per month, beginning in February of 1996, and ending at the conclusion of the Texas Legislature in the spring of 1997. Such monthly fee will be without regard to the amount of time actually spent on this matter, but any out of pocket expenses incurred would be in addition to that amount, and will be billed monthly along with our invoice.

Although the fee arrangement will not be affected by the amount of time spent by our lawyers, we will keep time records reflecting the work done on behalf of the Race Park in this engagement, and such records will be available for your review should you so desire. We will be monitoring those records on a quarterly basis, and should they reveal information which leads us to conclude that the monthly fee is not adequate for the work being performed, we have both agreed that we will discuss that situation at that time and make adjustments we mutually agree are appropriate.

This is an extremely important project to us, and we are willing to undertake it for a fixed monthly fee because we believe it to be in our own best interest, as well as the best interests of this community, that appropriate legislation is adopted. We are eager to play a major role in this matter, and are pleased that you have asked us to do that. Should you have any questions regarding this letter, or if you do not believe it accurately reflects our understanding, please let me know.

Sincerely,

/S/ J. KENT FRIEDMAN
J. Kent Friedman